EXHIBIT 99.1

Barfresh Media Contact:	PepsiCo Media Contact:
Alecia Pulman/Julia Young, ICR	Gina Anderson
Barfresh@icrinc.com	gina.anderson@pepsico.com
203-682-8200	914-767-7690

BARFRESH ANNOUNCES EXCLUSIVE SALES AGREEMENT WITH
PEPSICO NORTH AMERICA BEVERAGES

Barfresh and PepsiCo North America Beverages Establish Alliance to Sell Barfresh Ready-to-Blend Smoothies and Frozen Beverages throughout North America

BEVERLY HILLS, Calif. – October 28, 2015 –Barfresh Food Group, Inc. (OTCQB: BRFH), a leader in the ready-to-blend frozen beverage category, is pleased to announce that it has signed an agreement with PepsiCo North America Beverages, a division of PepsiCo, Inc. (NYSE: PEP), to become its exclusive sales representative within the foodservice channel to present Barfresh’s line of ready-to-blend smoothies and frozen beverages throughout the United States and Canada. The agreement also includes certain rights regarding new international markets where Barfresh currently does not sell its products and brand extensions into grocery stores within the United States and Canada.

Barfresh beverages are pre-portioned and perfectly consistent every time. The current blended line of smoothies, shakes, and frappes contain no preservatives and no artificial flavors or colors, are gluten free, kosher certified and the smoothies are made with real fruit. The Barfresh process is simple - requiring only a blender, which reduces labor, eliminates waste and creates higher profit margins for operators.

“We are incredibly proud to partner with PepsiCo North America Beverages to expedite the expansion of our beverage offering to such a wide range of foodservice and restaurant operators. We expect this agreement will lead to significant revenue growth for our company in calendar 2016 and beyond,” said Riccardo Delle Coste, CEO of Barfresh Food Group. “Through our agreement with PepsiCo North America Beverages, we can now be included as part of its offerings to a significant base of customers. Additionally, we will be able to fast track our growth and expedite the test to market process with large national accounts. There is significant opportunity for Barfresh in the $25BN frozen blended beverage category and this exclusive agreement with PepsiCo North America Beverages will help to accelerate our continued growth in North America and beyond.”

“PepsiCo offers consumers and customers a wide array of food and beverage choices from our comprehensive product portfolio,” said Kirk Tanner, President of PepsiCo Global Foodservice. “We’re pleased to now include Barfresh’s high-quality, great-tasting smoothies and frozen beverages as another platform we can present to our foodservice customers. This is a fast-growing category that will add value for our partners.”

About Barfresh Food Group

Barfresh Food Group, Inc. (OTCQB: BRFH) is a developer, manufacturer and distributor of ready-to-blend beverages, including smoothies, shakes and frappes, primarily for restaurant chains and the foodservice industry. The company’s proprietary, patented and patent pending system uses portion-controlled pre-packaged beverage ingredients that deliver freshly made frozen beverages that are quick, cost efficient, better for you and without waste. Barfresh has an exclusive distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.